Exhibit 99.3

Summary historical financial and operating data of CDM

In the table below, we have presented summary historical financial and operating data of CDM for the periods and as of the dates presented. The summary historical financial data as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 has been derived from the audited combined financial statements of CDM, included elsewhere in this offering memorandum. The audited combined financial statements of CDM do not reflect the impact of the Transactions. The summary historical data presented below is not indicative of the results to be expected for any future period.

The following information should be read together with “Unaudited pro forma condensed consolidated financial information,” “Selected historical financial and operating data of CDM,” “Management’s discussion and analysis of financial condition and results of operations of CDM” and the audited combined financial statements of CDM included elsewhere in this offering memorandum.

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	Historical
	Year ended December 31,
	2017	2016	2015
	(in thousands)
Statement of operations data:
Revenues:
Contract compression and treating revenues	$248,890	$238,687	$281,589
Installation services revenues	10,541	8,377	27,686
Related party revenues	17,240	16,873	15,200
Total revenues	276,671	263,937	324,475
Operating costs and expenses:
Costs of revenues for compression and treating services	23,605	21,842	25,530
Cost of revenues for installation services	7,477	5,426	23,828
Operation and maintenance	94,122	85,630	89,943
Goodwill impairment	223,000	—	—
General and administrative	24,944	22,739	33,961
(Gain) loss on asset sales, net	(367)	120	(603)
Depreciation and amortization	166,558	155,134	148,930
Total operating costs and expenses	539,339	290,891	321,589
Operating (loss) income	(262,668)	(26,954)	2,886
Other expense, net	(223)	(153)	(140)
(Loss) income before income tax expense (benefit)	(262,891)	(27,107)	2,746
Income tax expense (benefit)	1,843	(163)	(1,445)
Net (loss) income	$(264,734)	$(26,944)	$4,191
Statement of cash flows data:
Cash flows provided by (used in):
Operating activities	$135,956	$130,063	$164,324
Investing activities	$(142,458)	$(36,767)	$(249,805)
Financing activities	$(3,666)	$(90,367)	$96,733
Balance sheet data (at period end):
Working capital(1)	$27,091	$62,424
Total assets	$1,718,953	$1,960,416
Total debt	$—	$—
Operating data:
Fleet horsepower (at period end)(2)	1,667,492	1,591,181
Total available horsepower (at period end)(3)	1,558,802	1,268,137
Revenue generating horsepower (at period end)(4)	1,395,328	1,227,899
Average revenue generating horsepower(5)	1,293,864	1,203,487
Average revenue per revenue generating horsepower per month(6)	$16.03	$15.61
Revenue generating compression units (at period end)	2,076	1,777
Average horsepower per revenue generating compression unit(7)	672	691
Horsepower utilization(8):
At period end	93.5%	79.7%
Average for the period(9)	86.9%	78.7%
Other financial data:
Adjusted EBITDA(10)	$130,348	$131,686
Capital expenditures	$175,508	$59,234

(1)                     Working capital is defined as current assets minus current liabilities.

(2)                     Fleet horsepower is horsepower for compression units that have been delivered to CDM (and excludes units on order). As of December 31, 2017, CDM had 57,338 horsepower on order for delivery during 2018.

(3)                     Total available horsepower is revenue generating horsepower under contract for which CDM is billing a customer, horsepower in CDM’s fleet that is under contract but is not yet generating revenue, horsepower not yet in CDM’s fleet that is under contract but not yet generating revenue and that is subject to a purchase order, and idle horsepower. Total available horsepower excludes new horsepower on order for which CDM does not have a compression services contract.

(4)                     Revenue generating horsepower is total horsepower that CDM owns and operates for external customers. It does not include horsepower under contract that is not generating revenue or idle horsepower.

(5)                     Calculated as the average of the month-end revenue generating horsepower for each of the months in the period.

(6)                     Calculated as the average of the result of dividing the contractual monthly rate for all units at the end of each month in the period by the sum of the revenue generating horsepower at the end of each month in the period.

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(7)                     Calculated as the average of the month-end revenue generating horsepower per revenue generating compression unit for each of the months in the period.

(8)                     Horsepower utilization is calculated as (i) the sum of (a) revenue generating horsepower, (b) horsepower in CDM’s fleet that is under contract but is not yet generating revenue, and (c) horsepower not yet in CDM’s fleet that is under contract, not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair.

(9)                     Calculated as the average utilization for the months in the period based on utilization at the end of each month in the period.

(10)              Adjusted EBITDA is a non-GAAP financial measure. CDM defines Adjusted EBITDA as net income (loss) before depreciation and amortization expense, and income tax expense, plus impairment of goodwill, unit-based compensation expense, loss (gain) on disposition of assets and other expenses. See “—Summary historical and pro forma financial and operating data of the Partnership—Non-GAAP financial measures.” The following table reconciles Adjusted EBITDA to net income (loss) and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Historical
	Year ended December 31,
	2017	2016
	(in thousands)
Net income (loss)	$(264,734)	$(26,944)
Depreciation and amortization	166,558	155,134
Income tax expense	1,843	(163)
EBITDA	$(96,933)	$128,027
Impairment of goodwill	223,000	—
Unit-based compensation expense	4,048	3,539
Loss (gain) on disposition of assets and other	(367)	120
Adjusted EBITDA	$130,348	$131,686
Income tax expense	(1,843)	163
Other	24	(748)
Changes in operating assets and liabilities	7,427	(1,038)
Net cash provided by operating activities	$135,956	$130,063

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Management’s discussion and analysis of financial condition and results of operations of CDM

The following discussion and analysis of CDM’s financial condition and results of operations should be read in conjunction with CDM’s audited financial statements, the notes thereto, and the other financial information appearing elsewhere in this offering memorandum. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See “Cautionary statement regarding forward-looking statements” and “Risk factors” in this offering memorandum.

Overview

CDM owns and operates one of the largest domestic fleets of compressors used to provide natural gas contract compression services. CDM provides services in a number of shale plays throughout the U.S., including the Permian Basin, Haynesville, Barnett, Granite Wash, Mississippi Lime, Niobrara, Fayetteville, Marcellus, Utica, Eagle Ford, Austin Chalk and Tuscaloosa Marine. Like USA Compression, CDM’s business model involves providing its services in order to help efficiently and effectively solve its customers’ needs, including responsibility for the ongoing operation, service and repair of its compression packages. CDM’s treating services business owns and operates a fleet of equipment used to provide treating services, such as carbon dioxide and hydrogen sulfide removal, natural gas cooling, dehydration and BTU management to natural gas producers and midstream pipeline companies. As of December 31, 2017, CDM had approximately 1.7 million horsepower in its fleet, approximately 87.5% of which was comprised of large horsepower units, which CDM also defines as 400 horsepower per unit or greater, and had a utilization rate of 93.5%.

CDM’s contract structure is similar to USA Compression’s, typically with initial terms ranging from one to five years and providing for a fixed monthly service fee. CDM does not take title to any natural gas or crude oil in connection with its services and, accordingly, has no direct revenue exposure to fluctuating commodity prices. CDM’s assets and operations are all located and conducted in the United States.

Operating highlights

The following table summarizes certain horsepower and horsepower utilization percentages of CDM for the periods presented.

	Year ended December 31,		Percent
Operating data:	2017	2016	change
Fleet horsepower (at period end)(1)	1,667,492	1,591,181	4.8%
Total available horsepower (at period end)(2)	1,558,802	1,268,137	22.9%
Revenue generating horsepower (at period end)(3)	1,395,328	1,227,899	13.6%
Average revenue generating horsepower(4)	1,293,864	1,203,487	7.5%
Average revenue per revenue generating horsepower per month(5)	$16.03	$15.61	2.7%
Revenue generating compression units (at period end)	2,076	1,777	16.8%
Average horsepower per revenue generating compression unit(6)	672	691	(2.7)%
Horsepower utilization(7):
At period end	93.5%	79.7%	17.3%
Average for the period(8)	86.9%	78.7%	10.4%

(1)       Fleet horsepower is horsepower for compression units that have been delivered to CDM (and excludes units on order). As of December 31, 2017, CDM had 57,338 horsepower on order for delivery during 2018.

(2)       Total available horsepower is revenue generating horsepower under contract for which CDM is billing a customer, horsepower in CDM’s fleet that is under contract but is not yet generating revenue, horsepower not yet in CDM’s fleet that is under contract but not yet generating revenue and that is subject to a purchase order, and idle horsepower. Total available horsepower excludes new horsepower on order for which CDM does not have a compression services contract.

(3)       Revenue generating horsepower is total horsepower that CDM owns and operates for external customers. It does not include horsepower under contract that is not generating revenue or idle horsepower.

(4)       Calculated as the average of the month-end revenue generating horsepower for each of the months in the period.

(5)       Calculated as the average of the result of dividing the contractual monthly rate for all units at the end of each month in the period by the sum of the revenue generating horsepower at the end of each month in the period.

(6)       Calculated as the average of the month-end revenue generating horsepower per revenue generating compression unit for each of the months in the period.

(7)       Horsepower utilization is calculated as (i) the sum of (a) revenue generating horsepower, (b) horsepower in CDM’s fleet that is under contract but is not yet generating revenue, and (c) horsepower not yet in CDM’s fleet that is under contract, not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair.

(8)       Calculated as the average utilization for the months in the period based on utilization at the end of each month in the period.

The 4.8% increase in fleet horsepower as of December 31, 2017 compared to the fleet horsepower as of December 31, 2016 was attributable to new compression units added to our fleet to meet the expected demand by new and current customers for compression services. The 13.6% increase in revenue generating horsepower as of December 31, 2017 compared to December 31, 2016 was primarily due to increased customer demand in the Permian, Niobrara and Mid-continent Regions. The 2.7% decrease in average horsepower per revenue generating compression unit as of December 31, 2017 compared to December 31, 2016 was primarily due to the redeployment of smaller horsepower units that were previously idle. The 2.7% increase in average revenue per revenue generating horsepower per month for the year ended December 31, 2017 compared to December 31, 2016 was primarily due to our deployment of smaller horsepower units, which typically generate higher rates than larger horsepower compression units.

Average horsepower utilization increased to 86.9% during the year ended December 31, 2017 compared to 78.7% during the year ended December 31, 2016. The 10.4% increase in average horsepower utilization was primarily attributable to increased customer demand due to increased operating activity in the oil and gas industry. The fluctuation in utilization components also describes the changes in period end horsepower utilization as of December 31, 2017 compared to December 31, 2016.

Average horsepower utilization based on revenue generating horsepower and fleet horsepower increased to 81.1% during the year ended December 31, 2017 compared to 76.5% during the year ended December 31, 2016. The 6.0% increase was primarily attributable to increased customer demand in the Permian, Niobrara and Mid-continent Regions. The overall decrease in idle horsepower is the result of increased customer demand as a result increased operating activity in the oil and gas industry. These factors also describe the variances in period end horsepower utilization based on revenue generating horsepower and fleet horsepower between the year ended December 31, 2017 and the year ended December 31, 2016.

Financial results of operations

Year ended December 31, 2017 compared to the year ended December 31, 2016

The following table summarizes CDM’s results of operations for the periods presented (dollars in thousands):

	Year ended December 31,		Percent
	2017	2016	change
Revenues:
Contract compression and treating revenues	$248,890	$238,687	4.3%
Installation services revenues	10,541	8,377	25.8%
Related party revenues	17,240	16,873	2.2%
Total revenues	276,671	263,937	4.8%
Operating costs and expenses:
Costs of revenues for compression and treating services	23,605	21,842	8.1%
Cost of revenues for installation services	7,477	5,426	37.8%
Operation and maintenance	94,122	85,630	9.9%
Goodwill impairment	223,000	—	* %
General and administrative	24,944	22,739	9.7%
(Gain) loss on asset sales, net	(367)	120	(405.8)%
Depreciation and amortization	166,558	155,134	7.4%
Total operating costs and expenses	539,339	290,891	85.4%
Operating (loss) income	(262,668)	(26,954)	874.5%
Other expense, net	(223)	(153)	45.8%
(Loss) income before income tax expense (benefit)	(262,891)	(27,107)	869.8%
Income tax expense (benefit)	1,843	(163)	1230.7%
Net loss	$(264,734)	$(26,944)	882.5%

*                             Not meaningful.

Contract compression and treating revenues.  During 2017, CDM experienced a year-to-year increase in demand for its compression services driven by increased operating activity in natural gas and crude oil production, resulting in a $10.2 million, or 4.3%, increase in CDM’s contract compression and treating revenues. The increase was primarily attributable to increased customer demand in the Permian, Niobrara and Mid-Continent regions.

Installation services revenues.  The $2.2 million, or 25.8%, increase in installation services revenues was primarily attributable to the construction of additional amine plants.

Related party revenues.  Related party revenues were earned through related party transactions in the ordinary course of business and at arms’ length with various affiliated entities of ETP, including Regency Intrastate Gas, LP, Edwards Lime Gathering LLC and certain wholly-owned subsidiaries of ETP. The $0.4 million, or 2.2%, increase in related party revenues was primarily attributable to additional compression service demand from such affiliates.

Costs of revenues for compression and treating services.  The $1.8 million, or 8.1%, increase in cost of revenues for compression and treating services was primarily attributable to horsepower growth of approximately 160,000.

Cost of revenues for installation services.  The $2.1 million, or 37.8%, increase in cost of revenues for installation services was primarily attributable to the construction of additional amine plants.

Operation and maintenance.  The $8.5 million, or 9.9%, increase in operation and maintenance expenses was primarily attributable to an increase in revenue generating horsepower and treating equipment, an increase in labor rates and an increase in the amount of overtime for employees.

Goodwill impairment.  The $223.0 million goodwill impairment charge during the year ended December 31, 2017 was a result of CDM’s annual goodwill impairment test, for which CDM determined its fair value using a weighted combination of the discounted cash flow method and the guideline company method. CDM did not record a goodwill impairment charge during the year ended December 31, 2016.

General and administrative.  The $2.2 million, or 9.7%, increase in general and administrative expenses for the year ended December 31, 2017 was primarily attributable to an increase in salaries, health care, and unit-based compensation expenses driven by increased headcount and higher health insurance claims. ETP has allocated certain overhead costs associated with general and administrative services, including salaries and benefits, facilities, insurance, information services, human resources and other support departments to CDM. Where costs incurred on CDM’s behalf cannot be determined by specific identification, the costs are primarily allocated to CDM based on an average percentage of fixed assets, gross margin, capital, employee costs, and headcount. CDM believes these allocations are a reasonable reflection of the utilization of services provided. However, the allocations may not fully reflect the expenses that would have been incurred had CDM been a stand-alone company during the periods presented. During the years ended December 31, 2017, 2016, and 2015, ETP allocated general and administrative expenses of $3.6 million, $4.7 million, and $5.1 million, respectively, to CDM.

(Gain) loss on asset sales, net.  During the year ended December 31, 2017, the $0.4 million gain was primarily attributable to the sale of select compression equipment with a sales price greater than book value. During the year ended December 31, 2016, the $0.1 million loss was primarily attributable the sale of select compression equipment with a sales price less than book value.

Depreciation and amortization expense.  The $11.4 million, or 7.4%, increase in depreciation and amortization was primarily related to increased make ready cost with a useful life of 2 years as a result of increased utilization.

Income tax expense (benefit).  The $2.0 million increase in income tax expense is primarily related to an increase in the deferred tax expense booked for the Texas Franchise tax accrual.

Cash flows

The following table summarizes CDM’s sources and uses of cash for the years ended December 31, 2017 and 2016 (in thousands):

	Year ended December 31,
	2017	2016
Net cash provided by operating activities	$135,956	$130,063
Net cash used in investing activities	$(142,458)	$(36,767)
Net cash used in financing activities	$(3,666)	$(90,367)

Net cash provided by operating activities.  The $5.9 million increase in net cash provided by operating activities for the year ended December 31, 2017 was due primarily to net horsepower growth and an increase in treating utilization in 2017.

Net cash used in investing activities.  Net cash used in investing activities related primarily to capital expenditures, including net horsepower growth, partially offset by proceeds from asset sales. For the years ended December 31, 2017 and 2016, total capital expenditures were $157.3 million and $61.6 million, respectively, and proceeds from asset sales were $14.3 million and $23.1 million, respectively.

Net cash used in financing activities.  For the years ended December 31, 2017 and 2016, net cash used in financing activities reflected the payment of cash distributions to members of $3.7 million and $90.4 million, respectively.

Total contractual cash obligations

The following table summarizes CDM’s total contractual cash obligations as of December 31, 2017:

	Payments due by period
Contractual obligations	Total	1 year	2 - 3 years	4 - 5 years	More than 5 years
	(in thousands)
Long-term debt	$—	$—	$—	$—	$—
Equipment/capital purchases(1)	19,844	19,844	—	—	—
Operating and capital lease obligations(2)	8,769	3,438	3,198	1,125	1,008
Total contractual cash obligations	$28,613	$23,282	$3,198	$1,125	$1,008

(1)                     Represents commitments for new compression units that are being fabricated and ancillary equipment.

(2)                     Represents commitments for future minimum lease payments on non-cancelable leases.

Off-balance sheet arrangements

CDM has not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Critical accounting policies and estimates

See Note 2 to CDM’s audited combined financial statements included elsewhere in this offering memorandum for information regarding CDM’s critical accounting policies and estimates.

Business of CDM

Overview

CDM owns and operates one of the largest domestic fleets of compressors used to provide natural gas contract compression services. CDM provides services in a number of shale plays throughout the U.S., including the Permian Basin, Haynesville, Barnett, Granite Wash, Mississippi Lime, Niobrara, Fayetteville, Marcellus, Utica, Eagle Ford, Austin Chalk and Tuscaloosa Marine. Like USA Compression, CDM’s business model involves providing its services in order to help efficiently and effectively solve its customers’ needs, including responsibility for the ongoing operation, service and repair of its compression packages. CDM’s treating services business owns and operates a fleet of equipment used to provide treating services, such as carbon dioxide and hydrogen sulfide removal, natural gas cooling, dehydration and BTU management to natural gas producers and midstream pipeline companies. As of December 31, 2017, CDM had approximately 1.7 million horsepower in its fleet, approximately 87.5% of which was comprised of large horsepower units, which CDM also defines as 400 horsepower per unit or greater, and had a utilization rate of 93.5%.

CDM’s contract structure is similar to USA Compression’s, typically with initial terms ranging from one to five years and providing for a fixed monthly service fee. CDM does not take title to any natural gas or crude oil in connection with its services and, accordingly, has no direct revenue exposure to fluctuating commodity prices. CDM’s assets and operations are all located and conducted in the United States.

CDM’s operations

CDM’s compression fleet

The fleet of compression units that CDM owns and uses to provide compression services consists of specially engineered compression units that utilize standardized components, principally engines manufactured by Caterpillar, Inc. and compressor frames and cylinders manufactured by Ariel Corporation. CDM’s units can be rapidly and cost effectively modified for specific customer applications. The average age of CDM’s compression units was approximately seven years. CDM’s modern, standardized compression unit fleet is powered primarily by the Caterpillar 3400, 3500 and 3600 engine classes, which typically range from 401 to 4,735 horsepower per unit. These larger horsepower units, which CDM defines as 400 horsepower per unit or greater, represented approximately 87.5% of CDM’s total fleet horsepower (including compression units on order) as of December 31, 2017. In addition, a portion of CDM’s fleet consists of smaller horsepower units ranging from 30 horsepower to 399 horsepower that are primarily used in gas lift applications. CDM believes the young age and overall composition of its compressor fleet result in fewer mechanical failures, lower fuel usage, and reduced environmental emissions.

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The following table provides a summary of CDM’s compression units by horsepower as of December 31, 2017:

Unit horsepower	Fleet horsepower	Number of units	Horsepower on order(1)	Number of units on order	Total horsepower	Number of units	Percent of total horsepower	Percent of total units
Small horsepower
<400	207,773	1,597	593	4	208,366	1,601	12.5%	57.1%
Large horsepower
>400 and <1,000	262,160	443	4,430	9	266,590	452	15.9%	16.1%
>1,000	1,145,730	732	52,315	19	1,198,045	751	71.6%	26.8%
Total	1,615,663	2,772	57,338	32	1,673,001	2,804	100.0%	100.0%

(1)         As of December 31, 2017, CDM had 57,338 horsepower on order for delivery during 2018.

The following table sets forth certain information regarding CDM’s compression fleet as of the dates and for the periods indicated:

	Year ended December 31,		Percent
Operating data:	2017	2016	change
Fleet horsepower (at period end)(1)	1,667,492	1,591,181	4.8%
Total available horsepower (at period end)(2)	1,558,802	1,268,137	22.9%
Revenue generating horsepower (at period end)(3)	1,395,328	1,227,899	13.6%
Average revenue generating horsepower(4)	1,293,864	1,203,487	7.5%
Average revenue per revenue generating horsepower per month(5)	$16.03	$15.61	2.7%
Revenue generating compression units (at period end)	2,076	1,777	16.8%
Average horsepower per revenue generating compression unit(6)	672	691	(2.7)%
Horsepower utilization(7):
At period end	93.5%	79.7%	17.3%
Average for the period(8)	86.9%	78.7%	10.4%

(1)         Fleet horsepower is horsepower for compression units that have been delivered to CDM (and excludes units on order). As of December 31, 2017, CDM had 57,338 horsepower on order for delivery during 2018.

(2)         Total available horsepower is revenue generating horsepower under contract for which CDM is billing a customer, horsepower in CDM’s fleet that is under contract but is not yet generating revenue, horsepower not yet in CDM’s fleet that is under contract but not yet generating revenue and that is subject to a purchase order, and idle horsepower. Total available horsepower excludes new horsepower on order for which CDM does not have a compression services contract.

(3)         Revenue generating horsepower is total horsepower that CDM owns and operates for external customers. It does not include horsepower under contract that is not generating revenue or idle horsepower.

(4)         Calculated as the average of the month-end revenue generating horsepower for each of the months in the period.

(5)         Calculated as the average of the result of dividing the contractual monthly rate for all units at the end of each month in the period by the sum of the revenue generating horsepower at the end of each month in the period.

(6)         Calculated as the average of the month-end revenue generating horsepower per revenue generating compression unit for each of the months in the period.

(7)         Horsepower utilization is calculated as (i) the sum of (a) revenue generating horsepower, (b) horsepower in CDM’s fleet that is under contract but is not yet generating revenue, and (c) horsepower not yet in CDM’s fleet that is under contract, not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair.

(8)         Calculated as the average utilization for the months in the period based on utilization at the end of each month in the period.

As described in “Business of the Partnership—Our operations—Our compression fleet,” USA Compression utilizes proprietary field service automation capabilities that allow service

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technicians to electronically record and track operating, technical, environmental and commercial information at the discrete unit level. We intend to evaluate the ability to implement these capabilities across the CDM fleet after closing of the CDM Acquisition.

Generally, we expect each compression unit to undergo a major overhaul between service deployment cycles. The timing of these major overhauls depends on multiple factors, including run time and operating conditions. A major overhaul involves the periodic rebuilding of the unit to materially extend its economic useful life or to enhance the unit’s ability to fulfill broader or more diversified compression applications. Because CDM’s compression fleet is comprised of units of varying horsepower that have been placed into service with staggered initial on-line dates, we expect the major overhaul of CDM’s units to be similar to our current fleet. This will allow us to continue to schedule overhauls in a way to avoid excessive annual maintenance capital expenditures and minimize the revenue impact of down-time.

General compression service contract terms

CDM generally enters into a new contract with respect to each distinct application for which it will provide contract compression services. CDM’s compression contracts typically have an initial term between one and five years, after which the contract continues on a month-to-month basis until renewal or cancellation. Almost half of CDM’s compression services were provided on a month-to-month basis as of December 31, 2017. CDM’s customers generally pay a fixed monthly fee, or, in rare cases, a fee based on the volume of natural gas actually compressed. CDM is not responsible for performance during acts of force majeure. CDM is generally responsible for the costs and expenses associated with operation and maintenance of its compression equipment, such as providing necessary lubricants, although certain fees and expenses are the responsibility of the customers under the terms of their contracts. For example, all fuel gas is provided by CDM’s customers without cost to CDM, and in many cases customers are required to provide all water and electricity. CDM also is reimbursed by its customers for certain ancillary expenses such as trucking, crane and installation labor costs, depending on the terms agreed to in a particular contract.

Customers

CDM’s customers consist of companies in the energy industry, including major integrated oil companies, public and private independent exploration and production companies and midstream companies. CDM’s ten largest customers accounted for approximately 40% and 39% of CDM’s revenue for the years ended December 31, 2017 and 2016, respectively.

Suppliers and service providers

The principal manufacturers of components for CDM’s natural gas compression equipment include Caterpillar, Inc. for engines, Air-X-Changers for coolers, and Ariel Corporation, for compressor frames and cylinders. CDM also relies primarily on Alegacy Equipment, LLC and Standard Equipment Corp. currently to package and assemble its compression units. Although CDM relies primarily on these suppliers, it believes alternative sources for natural gas compression equipment are generally available if needed. However, relying on alternative sources may increase CDM’s costs and change the standardized nature of its fleet. CDM has not experienced any material supply problems to date. Although lead-times for new Caterpillar engines and new Ariel compressor frames have in the past been in excess of one year due to

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increased demand and supply allocations imposed on equipment packagers and end-users, currently lead-times for such engines and frames are approximately one year or shorter.

Competition

CDM is subject to similar competitive issues as those of USA Compression. See “Business of the Partnership—Our operations—Competition.”

Seasonality

CDM’s results of operations have not historically reflected any material seasonality, and CDM does not currently have reason to believe seasonal fluctuations will have a material impact in the foreseeable future.

Insurance

Following the closing of the CDM Acquisition, CDM will be insured under our insurance policies. See “Business of the Partnership—Our operations—Insurance.”

Environmental and safety regulations

CDM is subject to similar environmental and safety regulations as we are. See “Business of the Partnership—Our operations—Environmental and safety regulations.”

Properties

CDM does not currently own or lease any material facilities or properties for storage or maintenance of its compression units.

Employees

As of December 31, 2017, CDM had 611 full-time employees. None of CDM’s employees are subject to collective bargaining agreements. CDM considers its employee relations to be good.

Legal proceedings

From time to time, CDM may be involved in various claims and litigation arising in the ordinary course of business. ETP has agreed to indemnify us for all of CDM’s pre-closing legal proceedings.

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